Exhibit 99.1

PennyMac Mortgage Investment Trust Reports

Second Quarter 2023 Results

WESTLAKE VILLAGE, Calif., July 27, 2023 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income attributable to common shareholders of $14.2 million, or $0.16 per common share on a diluted basis for the second quarter of 2023, on net investment income of $90.5 million. PMT previously announced a cash dividend for the second quarter of 2023 of $0.40 per common share of beneficial interest, which was declared on June 9, 2023, and will be paid on July 28, 2023, to common shareholders of record as of July 14, 2023.

Second Quarter 2023 Highlights

Financial results:

•	Net income attributable to common shareholders of $14.2 million, compared to net income of $50.2 million in the prior quarter

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Strong performance from PMT’s credit sensitive strategies and income excluding the impacts of market-driven fair value changes were partially offset by fair value declines in PMT’s interest rate sensitive strategies and related tax impacts

•	Repurchased 1.6 million common shares of PMT at an average price of $11.87 per share for a cost of $19.4 million

•	Book value per common share decreased to $15.81 at June 30, 2023, from $15.96 at March 31, 2023

Other investment highlights:

•	Investment activity driven by correspondent production volumes

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Conventional correspondent loan production volumes for PMT’s account totaled $3.0 billion in unpaid principal balance (UPB), down 54 percent from the prior quarter and 71 percent from the second quarter of 2022 as a result of the sale of a larger percentage of conventional loans to PennyMac Financial Services, Inc. (NYSE: PFSI)

—   Resulted in the creation of $91 million in new mortgage servicing rights (MSRs)

•	Invested $94 million into opportunistic investments throughout the quarter

¡	$52 million into government-sponsored enterprise (GSE) credit risk transfer (CRT) bonds

¡	$42 million into senior mezzanine bonds from jumbo securitizations

•	Exercised option to extend the maturity for the Fannie Mae MSR term notes originally due in April 2023 for two years

•	Issued $235 million of new, 2-year CRT term notes to finance CRT investments previously financed with securities repurchase agreements

•	Issued a new, 5-year $155 million term loan secured by Fannie Mae MSR

Notable activity after quarter end

•	PMT entered into an agreement to acquire a bulk MSR portfolio totaling $1.4 billion in UPB

•	Invested $11 million into senior mezzanine bonds from a jumbo securitization

“PMT’s second quarter financial results reflect strong performance from its credit sensitive strategies partially offset by net fair value declines in its interest rate sensitive strategies and related tax impacts,” said Chairman and CEO David Spector. “While continued credit spread tightening led to fair value increases for PMT’s credit sensitive investments, the interest rate sensitive strategies were impacted by the inverted yield curve and elevated hedge costs driven by multi-year highs in interest rate volatility. We continue to deploy capital towards opportunistic investments in both credit sensitive and interest rate sensitive strategies; and this quarter, we invested nearly $100 million in such investments, which we believe can generate strong, long-term risk-adjusted returns. We continue to believe PMT’s strong balance sheet and seasoned investment portfolio with strong underlying fundamentals will drive improved performance over the long term.”

The following table presents the contributions of PMT’s segments, consisting of Credit Sensitive Strategies, Interest Rate Sensitive Strategies, Correspondent Production, and Corporate:

	Quarter ended June 30, 2023

	Credit sensitive strategies	Interest rate sensitive strategies	Correspondent production	Corporate	Consolidated

	(in thousands)
Net investment income:
Net loan servicing fees	$-	$108,833	$-	$-	$108,833
Net gains on loans acquired for sale	-	-	4,446	-	4,446
Net gains (losses) on investments and financings:
Mortgage-backed securities	10,727	(72,348)	-	-	(61,621)
Loans at fair value
Held by variable interest entities	(1,601)	1,142	-	-	(459)
Distressed	(877)	-	-	-	(877)
CRT investments	60,458	-	-	-	60,458

	68,707	(71,206)	-	-	(2,499)
Net interest expense:
Interest income	25,146	108,656	25,708	3,174	162,684
Interest expense	21,752	137,987	26,740	911	187,390

	3,394	(29,331)	(1,032)	2,263	(24,706)
Other	(56)	-	4,434	-	4,378

	72,045	8,296	7,848	2,263	90,452

Expenses:
Loan fulfillment and servicing fees payable to PennyMac Financial Services, Inc.	32	20,285	5,441	-	25,758
Management fees payable to PennyMac Financial Services, Inc.	-	-	-	7,078	7,078
Other	911	1,183	1,007	7,662	10,763

	$943	$21,468	$6,448	$14,740	$43,599

Pretax income (loss)	$71,102	$(13,172)	$1,400	$(12,477)	$46,853

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment primarily includes results from PMT’s organically-created GSE CRT investments, investments in non-agency subordinate bonds from private-label securitizations of PMT’s production, opportunistic investments in GSE CRT and legacy investments. Pretax income for the segment was $71.1 million on net investment income of $72.0 million, compared to pretax income of $57.3 million on net investment income of $58.0 million in the prior quarter.

Net gains on investments in the segment were $68.7 million, compared to $54.4 million in the prior quarter. These net gains include $60.5 million on PMT’s organically-created GSE CRT investments, $10.7 million on other acquired subordinate CRT mortgage-backed securities (MBS), $1.6 million of losses on investments from non-agency subordinate bonds from PMT’s production, and $0.9 million of losses on distressed loans.

Net gains on PMT’s organically-created CRT investments for the quarter were $60.5 million, compared to $46.3 million in the prior quarter. These net gains include $43.0 million in valuation-related gains, which reflected the impact of credit spread tightening in the second quarter. The prior quarter included $30.9 million of such gains. Net gains on PMT’s organically-created CRT investments also included $17.9 million in realized gains and carry, compared to $16.6 million in the prior quarter. Realized losses during the quarter were $0.5 million, down from $1.3 million in the prior quarter.

Net interest income for the segment totaled $3.4 million, compared to $3.6 million in the prior quarter. Interest income totaled $25.1 million, up from $21.4 million in the prior quarter, primarily due to higher earnings rates on deposits securing CRT arrangements. Interest expense totaled $21.8 million, up from $17.8 million in the prior quarter, primarily due to higher interest rates.

Segment expenses were $0.9 million, up slightly from the prior quarter.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, Agency MBS, non-Agency senior MBS and interest rate hedges. Pretax loss for the segment was $13.2 million on net investment income of $8.3 million, compared to a pretax loss of $7.0 million on net investment income of $14.6 million in the prior quarter. The segment includes investments that typically have offsetting fair value exposures to changes in interest rates. For example, in a period with increasing interest rates, MSRs are expected to increase in fair value, whereas Agency pass-through and non-Agency senior MBS are expected to decrease in fair value.

The results in the Interest Rate Sensitive Strategies segment consist of net gains and losses on investments, net interest income and net loan servicing fees, as well as associated expenses.

Net losses on investments for the segment were $71.2 million, which primarily consisted of losses on MBS due to increasing interest rates.

Net loan servicing fees were $108.8 million, compared to $(23.7) million in the prior quarter. Net loan servicing fees included contractually specified servicing fees of $165.5 million and $6.8 million in other fees, reduced by $103.0 million in realization of MSR cash flows, which was up from $91.7 million in the prior quarter due to increased cash flow generated by the MSR asset during the quarter from servicing and placement fees. Net loan servicing fees also included $15.0 million in fair value increases of MSRs, $24.0 million in hedging gains, and $0.5 million of MSR recapture income. PMT’s hedging activities are intended to manage its net exposure across all interest rate sensitive strategies, which include MSRs, MBS and related tax impacts.

The following schedule details net loan servicing fees:

	Quarter ended

	June 30, 2023	March 31, 2023	June 30, 2022

	(in thousands)

From non-affiliates:

Contractually specified	$165,499	$164,214	$151,149

Other fees	6,826	3,943	7,179

Effect of MSRs:

Change in fair value

Realization of cash flows	(103,043)	(91,673)	(86,643)

Due to changes in valuation inputs used in valuation model	15,046	(45,771)	220,422

	(87,997)	(137,444)	133,779

Hedging results	23,996	(54,891)	(78,118)

	(64,001)	(192,335)	55,661

	108,324	(24,178)	213,989

From PFSI—MSR recapture income	509	485	3,324

Net loan servicing fees	$108,833	$(23,693)	$217,313

PMT’s MSR fair value increased by $15.0 million in the quarter primarily due to higher market interest rates.

Net interest expense for the segment was $29.3 million versus $33.1 million in the prior quarter. Interest income totaled $108.7 million, up from $92.1 million in the prior quarter primarily due to increased placement fee income on custodial balances. Interest expense totaled $138.0 million, up from $125.2 million in the prior quarter primarily due to higher financing costs on MBS balances driven by higher short-term interest rates.

Segment expenses were $21.5 million, essentially unchanged from the prior quarter.

Correspondent Production Segment

PMT acquires newly originated loans from correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and additions to its investments in MSRs related to a portion of its production. PMT’s Correspondent Production segment generated pretax income of $1.4 million, down from $1.8 million in the prior quarter.

Through its correspondent production activities, PMT acquired a total of $21.2 billion in UPB of loans, up 5 percent from the prior quarter and 1 percent from the second quarter of 2022. Of total correspondent acquisitions, government-insured or guaranteed acquisitions totaled $11.1 billion, up 18 percent from the prior quarter, and conventional conforming acquisitions totaled $10.0 billion, down 6 percent from the prior quarter. $3.0 billion of conventional volume was for PMT’s account, down 54 percent from the prior quarter due to a higher percentage of conventional loans sold to PFSI. The remaining $7.0 billion of conventional volume was for PFSI’s account. Interest rate lock commitments on conventional loans for PMT’s account totaled $3.3 billion, down 56 percent from the prior quarter.

Segment revenues were $7.8 million and included net gains on loans acquired for sale of $4.4 million, other income of $4.4 million, which primarily consists of volume-based origination fees, and net interest expense of $1.0 million. Net gains on loans acquired for sale in the quarter decreased by $2.0 million from the prior quarter due to lower volumes from the increased sale of conventional loans to PFSI. Net gains on loans acquired for sale also included a negative impact of $4.5 million due to changes in GSE pricing that did not come with pipeline protection as they historically have. Interest income was $25.7 million, down from $36.9 million in the prior quarter, and interest expense was $26.7 million, down from $35.1 million in the prior quarter, both due to lower volumes.

Segment expenses were $6.4 million, down from $14.3 million in the prior quarter due to lower volumes for PMT’s account. The weighted average fulfillment fee rate in the second quarter was 18 basis points, unchanged from the prior quarter.

Corporate Segment

The Corporate segment includes interest income from cash and short-term investments, management fees, and corporate expenses.

Segment revenues were $2.3 million, up from $1.6 million in the prior quarter. Management fees were $7.1 million, and other segment expenses were $7.7 million, both similar to the prior quarter.

Taxes

PMT recorded a tax expense of $22.2 million, driven primarily by fair value gains on MSRs and interest rate hedges held in PMT’s taxable subsidiary.

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Management’s slide presentation and accompanying materials will be available in the Investor Relations section of the Company’s website at pmt.pennymac.com after the market closes on Thursday, July 27, 2023. Additionally, the Company will host a live question and answer (Q&A) session the same day at 5:45 p.m. Eastern Time. An audio webcast of the Q&A session will be available at pmt.pennymac.com, and a replay of the event will be available shortly after its conclusion.

Individuals who are unable to access the website but would like to receive a copy of the materials should contact the Company’s Investor Relations department at 818.224.7028.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets. PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI). Additional information about PennyMac Mortgage Investment Trust is available at pmt.pennymac.com.

Media	Investors

Kristyn Clark	Kevin Chamberlain

kristyn.clark@pennymac.com	Isaac Garden

805.395.9943	investorrelations@pennymac.com

818.224.7028

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: changes in interest rates; the Company’s ability to comply with various federal, state and local laws and regulations that govern its business; changes in the Company’s investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject it to additional risks; volatility in the Company’s industry, the debt or equity markets, the general economy or the real estate finance and real estate markets; events or circumstances which undermine confidence in the financial and housing markets or otherwise have a broad impact on financial and housing markets; changes in general business, economic, market, employment and domestic and international political conditions, or in consumer confidence and spending habits from those expected; the degree and nature of the Company’s competition; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy the Company’s investment objectives; the inherent difficulty in winning bids to acquire mortgage loans, and the Company’s success in doing so; the concentration of credit risks to which the Company is exposed; the Company’s dependence on its manager and servicer, potential conflicts of interest with such entities and their affiliates, and the performance of such entities; changes in personnel and lack of availability of qualified personnel at its manager, servicer or their affiliates; the availability, terms and deployment of short-term and long-term capital; the adequacy of the Company’s cash reserves and working capital; the Company’s ability to maintain the desired relationship between its financing and the interest rates and maturities of its assets; the timing and amount of cash flows, if any, from the Company’s investments; our substantial amount of indebtedness; the performance, financial condition and liquidity of borrowers; our exposure to risks of loss and disruptions in operations resulting from adverse weather conditions, man-made or natural disasters, climate change and pandemics; the ability of the Company’s servicer, which also provides the Company with fulfillment services, to approve and monitor correspondent sellers and underwrite loans to investor standards; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of the Company’s customers and counterparties; the Company’s indemnification and repurchase obligations in connection with mortgage loans it purchases and later sells or securitizes; the quality and enforceability of the collateral documentation evidencing the Company’s ownership and rights in the assets in which it invests; increased rates of delinquency, defaults and forbearances and/or decreased recovery rates on the Company’s investments; the performance of mortgage loans underlying mortgage-backed securities in which the Company retains credit risk; the Company’s ability to foreclose on its investments in a timely manner or at all; increased prepayments of the mortgages and other loans underlying the Company’s mortgage-backed securities or relating to the Company’s mortgage servicing rights and other investments; the degree to which the Company’s hedging strategies may or may not protect it from interest rate volatility; the effect of the accuracy of or changes in the estimates the Company makes about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon the Company’s financial condition and results of operations; the Company’s ability to maintain appropriate internal control over financial reporting; technologies for loans and the Company’s ability to mitigate security risks and cyber intrusions; the Company’s ability to detect misconduct and fraud; developments in the secondary markets for the Company’s mortgage loan products; legislative and regulatory changes that impact the mortgage loan industry or housing market; regulatory or other changes that impact government agencies or government-sponsored entities, or such changes that increase the cost of doing business with such agencies or entities; legislative and regulatory changes that impact the business, operations or governance of mortgage lenders and/or publicly-traded companies; the Consumer Financial Protection Bureau and its issued and future rules and the enforcement thereof; changes in government support of homeownership; changes in government or government-sponsored home affordability programs; limitations imposed on the Company’s business and its ability to satisfy complex rules for it to qualify as a REIT for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940 and the ability of certain of the Company’s subsidiaries to qualify as REITs or as taxable REIT subsidiaries for U.S. federal income tax purposes; changes in governmental regulations, accounting treatment, tax rates and similar matters; the Company’s ability to make distributions to its shareholders in the future; the Company’s failure to deal appropriately with issues that may give rise to reputational risk; and the Company’s organizational structure and certain requirements in its charter documents. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	For the Quarterly Periods Ended
	June 30, 2023	March 31, 2023	June 30, 2022

	(in thousands except share amounts)
ASSETS
Cash	$238,805	$118,672	$332,009
Short-term investments at fair value	242,037	292,153	88,818
Mortgage-backed securities at fair value	4,731,341	4,629,004	3,853,076
Loans acquired for sale at fair value	1,080,047	3,143,518	1,793,665
Loans at fair value	1,457,272	1,502,471	1,654,483
Derivative assets	29,012	89,285	17,372
Deposits securing credit risk transfer arrangements	1,269,558	1,297,917	1,430,759
Mortgage servicing rights at fair value	3,977,938	3,975,076	3,695,609
Servicing advances	112,743	138,716	90,716
Due from PennyMac Financial Services, Inc.	7,824	-	3,582
Other	238,345	170,417	257,190

Total assets	$13,384,922	$15,357,229	$13,217,279

LIABILITIES
Assets sold under agreements to repurchase	$5,914,625	$8,114,108	$5,646,402
Mortgage loan participation and sale agreements	34,787	-	79,269
Notes payable secured by credit risk transfer and mortgage servicing assets	3,158,407	2,790,958	2,741,750
Exchangeable senior notes	547,767	547,003	544,803
Asset-backed financing of variable interest entities at fair value	1,361,108	1,403,080	1,548,636
Interest-only security payable at fair value	24,060	23,205	19,485
Derivative and credit risk transfer strip liabilities at fair value	98,038	138,469	278,499
Unsettled securities trades	-	12,424	-
Accounts payable and accrued liabilities	104,547	152,793	123,459
Due to PennyMac Financial Services, Inc.	25,046	35,166	43,234
Income taxes payable	147,972	129,882	81,661
Liability for losses under representations and warranties	37,069	39,407	39,441

Total liabilities	11,453,426	13,386,495	11,146,639

SHAREHOLDERS’ EQUITY
Preferred shares of beneficial interest	541,482	541,482	541,482
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 86,760,408, 88,385,614 and 91,081,067 common shares, respectively	868	884	911
Additional paid-in capital	1,921,710	1,940,297	1,972,849
Accumulated deficit	(532,564)	(511,929)	(444,602)

Total shareholders’ equity	1,931,496	1,970,734	2,070,640

Total liabilities and shareholders’ equity	$13,384,922	$15,357,229	$13,217,279

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Quarterly Periods Ended
	June 30, 2023	March 31, 2023	June 30, 2022

	(in thousands, except per share amounts)
Investment Income
Net loan servicing fees:
From nonaffiliates
Servicing fees	$172,325	$168,157	$158,328
Change in fair value of mortgage servicing rights	(87,997)	(137,444)	133,779
Hedging results	23,996	(54,891)	(78,118)

	108,324	(24,178)	213,989
From PennyMac Financial Services, Inc.	509	485	3,324

	108,833	(23,693)	217,313
Net gains on loans acquired for sale	4,446	6,473	7,671
Loan origination fees	4,295	7,706	14,428
Net (losses) gains on investments and financings	(2,499)	125,804	(230,650)
Interest income	162,684	153,019	90,698
Interest expense	187,390	179,137	78,150

Net interest (expense) income	(24,706)	(26,118)	12,548
Other	83	194	190

Net investment income	90,452	90,366	21,500

Expenses
Earned by PennyMac Financial Services, Inc.:
Loan servicing fees	20,317	20,449	20,335
Loan fulfillment fees	5,441	11,923	20,646
Management fees	7,078	7,257	7,910
Loan origination	897	2,178	2,782
Professional services	1,881	1,523	1,252
Compensation	1,279	1,523	1,549
Safekeeping	1,124	1,116	1,021
Loan collection and liquidation	909	579	1,251
Other	4,673	5,001	4,622

Total expenses	43,599	51,549	61,368

Income (loss) before provision for (benefit from) income taxes	46,853	38,817	(39,868)
Provision for (benefit from) income taxes	22,229	(21,896)	30,866

Net income (loss)	24,624	60,713	(70,734)
Dividends on preferred shares	10,454	10,455	10,455

Net income (loss) attributable to common shareholders	$14,170	$50,258	$(81,189)

Earnings (losses) per common share
Basic	$0.16	$0.56	$(0.88)
Diluted	$0.16	$0.50	$(0.88)
Weighted average shares outstanding
Basic	87,269	88,831	91,963
Diluted	87,269	113,388	91,963